UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009
ENCORE ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-33676	20-8456807
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On May 18, 2009, Encore Energy Partners LP (“ENP”) and Encore Energy Partners Operating LLC (“OLLC”), a wholly owned subsidiary of ENP, entered into a Purchase and Sale Agreement (the “Williston Basin Purchase Agreement”) with Encore Operating, L.P. (“Encore Operating”), a wholly owned subsidiary of Encore Acquisition Company (“EAC”). The Williston Basin Purchase Agreement provides for the acquisition (the “Williston Basin Acquisition”) by OLLC of certain oil and natural gas producing properties in the Williston Basin in North Dakota and Montana. The purchase price is $25.8 million in cash, subject to customary price adjustments and closing conditions. The Williston Basin Acquisition will be effective April 1, 2009 and is expected to close by June 1, 2009.
     The Board of Directors of ENP’s general partner approved the Williston Basin Acquisition based on a recommendation from its Conflicts Committee, which consists entirely of independent directors.
     Each of the parties to the Williston Basin Purchase Agreement is a direct or indirect subsidiary of EAC. As a result, certain officers of EAC serve as officers and/or directors of more than one of such entities. EAC and its affiliates, including Encore Operating, own approximately 20.92 million of ENP’s outstanding common units, or approximately 63 percent. EAC, through its indirect ownership of ENP’s general partner, also holds all 504,851 general partner units in ENP.
Item 7.01 Regulation FD Disclosure.
     On May 18, 2009, ENP issued a press release announcing that it has entered into an agreement to purchase certain natural gas producing properties in the Vinegarone Field in Val Verde County, Texas (the “Vinegarone Acquisition”), as well as an agreement related to the Williston Basin Acquisition. In addition, ENP announced that, as a result of its expanded property base and expected increased cash flow from the Vinegarone Acquisition and Williston Basin Acquisition (and assuming these transactions are completed as scheduled), beginning with its quarterly distribution for the second quarter of 2009, it expects to increase its distribution to an annualized rate of $2.05 per unit. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
     The press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in the press release relate to, among other things, estimated reserves and production, estimated reserve-to-production ratio, decline rates, expected accretion to distributable cash flow per unit, expected distributions, expected margins, expected benefits from derivative contracts, expected risks related to the acquisitions, the expected closing of the transactions and the anticipated benefits therefrom, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
     The information being furnished pursuant to Item 7.01 of this Form 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise be subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01 Other Events.
     On May 11, 2009, OLLC entered into a Purchase and Sale Agreement, which provides for the acquisition by OLLC of certain natural gas producing properties in the Vinegarone Field in Val Verde County, Texas. The purchase price is $28.0 million in cash, subject to customary price adjustments and closing conditions. The Vinegarone Acquisition will be effective April 1, 2009 and is expected to close by June 1, 2009.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press Release dated May 18, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY PARTNERS LP
	By:	Encore Energy Partners GP LLC, its general partner

Date: May 18, 2009	By:	/s/ Andrea Hunter
Andrea Hunter
Vice President, Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated May 18, 2009.